Exhibit 99.1

APRICUS BIOSCIENCES ANNOUNCES PRICING OF $7.0 MILLION PUBLIC OFFERING

SAN DIEGO, CA, April 21, 2017 - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced the pricing of an underwritten public offering of an aggregate of 5,030,000 units, with each unit consisting of one share of Apricus common stock and one warrant to purchase 0.75 of a share of common stock, at a public offering price of $1.40 per unit. The shares of common stock and warrants are immediately separable and will be issued separately in this offering. Apricus’ gross proceeds from this offering are expected to be approximately $7.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding any proceeds Apricus may receive upon exercise of the warrants to be issued in this offering. The offering is expected to close on or about April 26, 2017, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. is acting as sole book-running manager for the offering.

The warrants will become exercisable only following Apricus’ announcement that it has received shareholder approval of an amendment to its Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to a total of 30,000,000 shares and such amendment has become effective. The warrants will expire five years from the date they are first exercisable, and have an exercise price of $1.55 per share.

Apricus intends to use the net proceeds of this offering to fund activities in connection with its planned re-submission of its NDA for Vitaros to the FDA and for general corporate purposes and working capital.

The securities described above are being issued and sold pursuant to an effective registration statement on Form S-1, which was previously filed with the Securities and Exchange Committee (the "SEC") and declared effective on April 20, 2017 (File No. 333-217036). The offering of these securities will be made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained at the SEC’s website located at http://www.sec.gov and may also be obtained by calling H.C. Wainwright & Co., LLC at (646) 975-6996 or requesting a copy by email at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase

2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which Apricus owns worldwide rights.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan. Vitaros® is a registered trademark of Ferring B.V. in certain countries outside of the United States. RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively "forward-looking statements" within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Apricus and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Apricus’ control. Such statements can usually be identified by the use of words such as "may," "would," "believe," "intend," "plan," "anticipate," or "estimate" and other similar terminology, or state that certain actions, events or results "may" or "would" be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements related to the expected completion, timing and size of the public offering of units and Apricus’ expected used of the proceeds from the offering. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, and other risks described in Apricus’ filings with the SEC. In evaluating any forward-looking statements in this release, Apricus cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Apricus does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

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CONTACT:

Matthew Beck
mbeck@troutgroup.com
The Trout Group
(646) 378-2933

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